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CUSIP No. 649290-20-2                  13D           Page 15 of 43 Pages
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                                    EXHIBIT 2
                                    ---------

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT is entered into as of August 1, 1995, by and between THE NEW WORLD POWER CORPORATION, a Delaware corporation with its principal place of business at The Farmhouse, 558 Lime Rock Road, Lime Rock, Connecticut 06039 (the "Company"), and JOHN D. KUHNS, an individual whose principal residence is at 15 White Hollow Road, Lime Rock, Connecticut 06039 (the "Executive").

                                   Background
                                   ----------

         The Executive is presently employed by the Company as the Chairman of the Board and Chief Executive Officer and is providing certain consulting services to two subsidiaries of the Company under certain Management Agreements with East Rock Partners, Inc., a company affiliated with the Executive. These agreements have been terminated at the effective date of this Agreement.

         The Board of Directors of the Company recognizes that the Executive's contribution to the growth and success of the Company has been and is expected to be substantial. The Board desires to provide for the continued employment of the Executive and to make certain changes in his employment arrangements which the Board has determined will reinforce and encourage his continued attention and dedication to the Company. The Executive is willing to commit himself to continue to serve the Company on the terms and conditions provided herein.

         Accordingly, in consideration of the premises and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

         1. EMPLOYMENT PERIOD. The Company shall employ the Executive for an initial period of five (5) years beginning on the date hereof and continuing through July 31, 2000, and for successive one-year renewal periods. Each renewal shall be automatic unless either the Company or the Executive gives at least ninety (90) days written notice of nonrenewal. The initial term and any renewal periods are referred to herein as the "Employment Period."

         2. EMPLOYMENT DUTIES. (a) The Company will continue to employ the Executive as the Chairman of the Board and Chief Executive Officer. The
Executive agrees to continue in such employment for the duration of the Employment Period and to perform

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CUSIP No. 649290-20-2                  13D           Page 16 of 43 Pages
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in good  faith  and to the  best of his  abilities  all  services  which  may be required of him in such offices and to be available to render such services in accordance with the Company's Bylaws, as they may be amended from time to time, and all reasonable directives and assignments issued by the Company's Board of Directors.

                  (b) During the Employment Period, the Executive will devote his full time and efforts during normal business hours to the business and affairs of the Company within the customary scope of his offices; provided, however, that the foregoing shall not prevent the Executive from (i) purchasing any securities or otherwise passively investing his personal or family assets in any other company or business, or (ii) engaging in any governmental, political, educational or charitable activities, but only to the extent that those activities are not inconsistent with any direction of the Board or any duties under this Agreement and do not interfere with his devoting his full time and efforts to the business and affairs of the Company.

                  (c) The Executive shall be based at the principal executive offices of the Company in Lime Rock, Connecticut, except for required travel on Company business.

         3. COMPENSATION. (a) For service in 1995, the Executive base salary will be at the annual rate of Four Hundred Eighty Thousand Dollars ($480,000); provided, however, that, upon adoption of a resolution of a majority of the entire Board of Directors, the Company may reduce the Executive's base salary by not more than twenty-five percent (25%) in connection with and to the extent of any across-the-board salary reduction for all employees of the Company and its wholly-owned subsidiaries. The Board or an appropriate committee of the Board will review his salary at least annually beginning in the fourth fiscal quarter of 1995. The Board or such committee may, in its discretion, increase the base salary of the Executive from time to time but may not reduce the base salary below the rate set forth above. If so increased, the base salary shall not thereafter be decreased during the Employment Period.

                  (b) The Executive's base salary will be paid at periodic intervals in accordance with the Company's payroll practices for executive employees.

                  (c) During the Period of Employment the Executive shall be entitled to participate in, and to receive bonus payments in accordance with, the terms of the Company's annual bonus plan.

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CUSIP No. 649290-20-2                  13D           Page 17 of 43 Pages
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Annual  bonus  payments  under such plan shall be payable  not later than thirty
(30) days after completion of the Company's audited financial statements for its preceding fiscal year, in an amount determined by the Board or an appropriate committee of the Board based upon the performance goals established by the Board or such committee for the prior fiscal year.

                  (d) The Company will deduct and withhold, from any payments to the Executive hereunder, any and all federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable law.

                  (e)  The   Executive   will  act,   without   any   additional
compensation, as an officer or director of any subsidiary or affiliate of the Company if so elected or appointed.

         4. EXPENSE REIMBURSEMENT. The Company shall reimburse the Executive for all customary, ordinary and necessary business expenses incurred by him in the performance of his duties hereunder in accordance with Company policies and procedures.

         5. FRINGE BENEFITS. During the Employment Period, the Executive will be eligible to participate in any retirement plan, annual and long-term incentive compensation plan, stock option and purchase plan, group life insurance plan, group medical and dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans which are made available to other executive officers and for which he qualifies.

         6. VACATION. The Executive will accrue paid vacation benefits during the Employment Period in accordance with the Company policy in effect for other executive officers.

         7. DEATH. If the Executive dies during the Employment Period, the employment relationship created by this Agreement will terminate, and the Executive's salary shall continue to be paid to his designated beneficiary or, if none, to his personal representative through the end of the month in which his death occurred. In addition, the Executive, or his designated beneficiary or personal representative, will be entitled to such death benefits as may be payable under Section 5.

         8. DISABILITY. If the Executive becomes disabled during the Employment Period, the employment relationship created by this Agreement may be terminated by the Company pursuant to Section 11(a)(ii). The disability of the Executive shall not constitute a

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CUSIP No. 649290-20-2                  13D           Page 18 of 43 Pages
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breach of this  Agreement by the  Executive.  The Executive will be deemed to be disabled if he is, in the Company's reasonable opinion, unable by reason of any physical or mental injury or illness to substantially perform the services required of him hereunder either for a period in excess of one hundred eighty
(180) consecutive days or for a period of one hundred eighty (180) days in the aggregate during any three-hundred sixty (360) day period. In such event, the Executive will be deemed to be disabled as of the completion of such one hundred eighty (180) day period or three hundred sixty (360) day period, as the case may be.

         9. CONFIDENTIALITY. (a) The Executive hereby acknowledges that the Company and its affiliates may, from time to time during the Employment Period, disclose to him confidential and proprietary information pertaining to the business and affairs of the Company and its affiliates. The Executive will not, at any time during or after such Employment Period, disclose to any third party or directly or indirectly make use of any such confidential or proprietary information other than in connection with, and in furtherance of, the business and affairs of the Company ad its affiliates.

                  (b) All documents and data (whether written, printed or otherwise reproduced or recorded) containing or relating to any such proprietary information of the Company and its affiliates which come into the Executive's possession during the Employment Period will be returned by him to the Company immediately upon the termination of his employment or upon any earlier request by the Company, and he will not retain any copies, notes or excerpts thereof.

                  (c) The Executive's obligations under this Section 9 will continue in effect after termination of his employment with the Company, whatever the reason or reasons for such termination, and the Company will have the right to communicate with any of his future or prospective employers concerning his continuing obligations under this Section 9.

         10. OWNERSHIP RIGHTS. All materials, ideas, discoveries and inventions pertaining to the business of the Company and its affiliates, including without limitation all patents and copyrights, patent applications, patent renewals and extensions belong solely to the Company and its affiliates.

         11. TERMINATION. (a) The Executive's employment hereunder may be terminated only under the following circumstances:

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CUSIP No. 649290-20-2                  13D           Page 19 of 43 Pages
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                  (i) The Executive's  employment hereunder shall terminate upon his death or retirement in accordance with the Company's normal retirement policies.

                  (ii) If the  Executive  is  disabled  within  the  meaning  of
         Section 8, the Company may terminate the Executive's employment upon not less than thirty (30) days' prior written notice to the Executive unless during such thirty-day period the Executive resumes the performance of his duties hereunder on a full-time basis.

                  (iii) The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment upon (a) the willful and continued failure by the Executive to substantially perform his duties hereunder (other than any failure resulting from the Executive's disability or any actual or anticipated failure after the issuance of a notice of termination under Subsection 11(b) or a termination by the Executive for Good Reason under Section 11(a)(iv)), after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not substantially performed his duties, or (b) conviction of a felony or a crime involving normal turpitude.

                  (b) Any termination of the Executive's employment by the Company or by the Executive under this Section 11 (other than pursuant to Subsection 11(a)(i) above) shall be communicated by written notice to the other party hereto in accordance with this Section 11. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

                  (c) "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death or retirement, the date of death or retirement, (ii) if the Executive's employment is terminated as a result of his disability, thirty (30) days after notice of termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty-day period), (iii) if the Executive's employment is terminated pursuant to Subsection (a)(iii) or (iv) above, the date specified in the notice of termination.

                   (d) If this Agreement is terminated by the Company as a result of the disability of the Executive, the Company shall be

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CUSIP No. 649290-20-2                  13D           Page 20 of 43 Pages
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obligated to continue the salary and benefits of the  Executive  for a period of twelve months or such greater period of time as the Board determines in its sole discretion, in each case reduced by any disability insurance benefits provided for the benefit of Executive at the expense of the Company. If the Executive is terminated for any other reason, except for Cause, the Company shall maintain in full force and effect for the Executive, for a period of twelve (12) months, all
employee   welfare  benefit  plans  in  which  the  Executive  was  entitled  to participate immediately prior to the Date of Termination provided that the Executive's continued participation is possible under the general terms and provisions of such plans. In the event that the Executive's participation in any such plan is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans from which his continued participation is barred.

                  (e) The Executive shall have no duty to mitigate his damages following a termination of his employment.

         12. SEVERANCE BENEFIT. (a) If the Company terminates the Executive for any reason, other than a termination for death, retirement, disability or Cause, including non-renewal of this Agreement, or if the Executive terminates this Agreement for Good Reason or following a Change of Control, the Company shall pay to the Executive an amount equal to three (3) years' base salary (the "Severance Benefit"), payable on the Date of Termination.

                  (b) If the Executive is entitled to receive the Severance Benefit following the termination of his employment and either party exercises its option to purchase or sell any interest it may have in the Farmhouse Property pursuant to Section 15, then the purchase price for such property (determined in the manner set forth in Section 15) shall be credited toward and offset against the Severance Benefit; or, if the Purchase Price is greater than the Severance Benefit, the Executive shall pay the difference to the Company by delivery of a promissory note payable in equal monthly installments over a period of not less than three (3) years and bearing interest at a market rate. Such note shall be secured by a mortgage on the Farmhouse Property.

         13. NON-COMPETITION COVENANT. During the period of two (2) years immediately following the termination of the Executive's employment, the Executive agrees that he will not engage in any act which is directly competitive with the Company's renewable energy activities or any other line of business of the Company at the time. Prohibited acts include acting as a financial interest,

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CUSIP No. 649290-20-2                  13D           Page 21 of 43 Pages
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serving as a board member,  serving as a consultant  or otherwise  assisting any entity other than the Company which has one of its business, and such activity.

         14. INDEMNIFICATION. The indemnification provisions of the Company's Bylaws will be extended to the Executive, to the maximum extent permitted by law, during the period following the termination, irrespective of a Change of Control, with respect to any and all matters, events or transactions occurring or effected during the Employment Period.

         15. OPTIONS TO PURCHASE AND SELL. (a) The Company hereby gives and grants to the Executive, his heirs, representatives and assigns (collectively, for the purposes of this Section 15, the "Executive"), the right to purchase all right, title and interest the Company may have in and to the land and all buildings and improvements now or hereafter located thereon at 558 Lime Rock Road, Salisbury, Connecticut, which property is more particularly described in Exhibit A attached hereto (the "Farmhouse Property"), subject to the terms, conditions and provisions of this Section.

                  (b) The Executive hereby gives and grants to the Company, the right to sell all right, title and interest the Company may have in the Farmhouse Property to the Executive, subject to the terms, conditions and provisions of this Section.

                  (c) Either option described above may be exercised by giving the other party written notice within thirty (30) days following the termination of Executive's employment hereunder, time being of the essence. The closing date ("Closing Date") shall occur within ninety (90) days after such notice.

                  (d) The purchase price for the interest the Company may have in the Farmhouse Property shall be the Company's depreciated cost basis in the Farmhouse Property.

                  (e) If either of the options described above is exercised, the sale and purchase of the Company's interest, if any, in the Farmhouse Property shall take place on the Closing Date upon the terms and conditions set forth herein and such other terms as may be mutually acceptable to the parties.

                           (i) The Company shall sell to the Executive and the Executive shall purchase from the Company, any and all interest the Company may have in the Farmhouse property free and clear of all encumbrances, liens or defects in title, except those encumbrances listed in Exhibit B attached hereto

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CUSIP No. 649290-20-2                  13D           Page 22 of 43 Pages
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         (the "Permitted  Encumbrances").  The conveyance of any interest in the
         Farmhouse Property shall be in the form of a Special Warranty Deed which shall be duly executed, acknowledged and delivered, all at the Company's expense, conveying fee simple marketable title in and to the Farmhouse Property to the Executive free and clear of all encumbrances,
         other  than  Permitted  Encumbrances.   The  Company  shall,  upon  the
         recording of the deed for the Farmhouse Property, pay the amount of applicable conveyance taxes, and any mortgage filing fees.

                           (ii) In the event that either party exercises its option described above and the other party fails to perform any of its obligations and duties under this Section 15, the exercising party shall be free to seek whatever remedy may be available, either at law or in equity, including without limitation, specific performance, in order to enforce said option.

                           (iii) All   closing   adjustments  will  be  made  in
         accordance with local custom and practices.

         16. COUNSEL FEES AND INDEMNIFICATION. (a) The Company shall pay, or reimburse the Executive, the reasonable fees and expenses of his personal counsel for his professional services rendered to the Executive in connection with this Agreement and matters related thereto.

                  (b) In the event that (i) the Company terminates, or seeks to terminate the Executive's employment for Cause, the Executive disputes the termination or attempted termination, and he prevails, or (ii) the Executive elects to terminate his employment hereunder for Good Reason or within six (6) months after a Change of Control, and the Company disputes its obligation to pay him the Severance Benefit, and he prevails, then the Company shall pay, or reimburse to the Executive, all reasonable costs incurred by him in such dispute, including attorneys' fees and costs.

                  (c) The Company shall indemnify and hold the Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which he is made or is threatened to be made a party by reason of the fact that he is or was an officer of the Company or any subsidiary or affiliate thereof, regardless of whether such action or proceeding is one

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CUSIP No. 649290-20-2                  13D           Page 23 of 43 Pages
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brought by or in the right of the  Company,  to procure a judgment  in its favor
(or other than by or in the right of the Company). The undertakings of Subparagraphs (a) and (b) above, are independent of, and shall not be limited to or prejudiced by the undertakings in this Subparagraph (c).

                  (d) The Company further represents and warrants: (i) that the Executive is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors); and (ii) that the Company will use its best efforts to maintain such insurance, in not less than its present limits, in effect throughout the Period of Employment.

         17. ARBITRATION. (a) Any controversy which may arise between the Executive and the Company with respect to the construction, interpretation or application of any of the terms, provisions, covenants or conditions of this Agreement or any claim arising from or relating to this Agreement will be submitted to final and binding arbitration in Hartford, Connecticut, in accordance with the rules of the American Arbitration Association then in effect.

                  (b) The Executive and the Company agree that neither they nor their respective immediate family members, agents, assigns, officers, directors, executives, heirs, successors or representatives, will publish, publicize or disseminate, or cause to be published, publicized or disseminated, in any manner, the details of any such controversy or arbitration proceedings, to any third person, including, without limitation, any current or former Company employee, organization, the news and communications media or any agents thereof, excepting such disclosure as is required by law or that the Executive or the Company makes to their respective attorneys, tax planners or advisors consulted regarding it or any disclosure to members of the Executive's immediate family. Furthermore, both the Executive and the Company may also disclose such information to Company personnel on a need-to-know basis for purposes of carrying out or effecting compliance with the parties' obligations under this Agreement.

         18. BINDING AGREEMENT. This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Company and their respective successors and permitted assigns (including, without limitation, the surviving entity or successor party resulting from a Change in Control).

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CUSIP No. 649290-20-2                  13D           Page 24 of 43 Pages
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         19. NONASSIGNABILITY.  Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 19 shall preclude (i) the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to any person entitled thereto.

         20. GOVERNING LAW. This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

         21. ENTIRE AGREEMENT; AMENDMENT. This Agreement sets forth the entire agreement between the parties relating to the terms of the Executive's employment and it supersedes all prior agreements and understandings with respect to such subject matter. This agreement any only be amended by written instrument signed by the Executive and an authorized officer of the Company.

         22. WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such terms or condition for the future or as to any act other than that specifically waived.

         23. SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement not held so invalid or unenforceable, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid or unenforceable in part, such invalidity or unenforceability shall in no way affect the rest of such provision, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect. If any one or more of the provisions of this Agreement shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law.

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CUSIP No. 649290-20-2                  13D           Page 25 of 43 Pages
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         24.  EQUITABLE  RELIEF.  The parties hereto  acknowledge and agree that
Executive's duties under Sections 9, 10 and 13 of this Agreement are vitally important to the continuing welfare of the Company and that a remedy at law for any breach or threatened breach of these provisions would be wholly inadequate. Accordingly, the parties agree that the Company shall be entitled to specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of such Sections. Such remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which the parties hereto may possess.

         IN WITNESS WHEREOF the parties have signed his Agreement as of the date set forth above.

                                       The Company:

                                       THE NEW WORLD POWER CORPORATION


                                       By: /s/ Robert R. Macdonald
                                           ---------------------------
                                               Robert R. MacDonald, Its Vice
                                       Chairman

                                       The Executive:

                                       /s/ John D. Kuhns
                                       -------------------------------
                                            John D. Kuhns

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CUSIP No. 649290-20-2                  13D           Page 26 of 43 Pages
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                                                                       EXHIBIT A

           (LEGAL DESCRIPTION OF PROPERTY AND PERMITTED ENCUMBRANCES)